EXHIBIT 99.1

Winland Announces the Signing of a Purchase Agreement
for its Mankato Headquarters Building

Mankato, Minn. / December 5, 2012 - Winland Electronics, Inc. (NYSE Amex: WEX) today announced that it has signed a purchase agreement to sell its headquarters and manufacturing building to Nortech Systems, Inc., of Wayzata, Minn.

The sale of the 58,000 square foot facility is contingent upon customary closing conditions, including environmental studies, appraisal and financing approval.   Details concerning the net proceeds from the transaction were not yet available because the transaction is still subject to closing conditions.

The company anticipates the transaction to be complete by the end of 2012.

About Winland Electronics

Winland Electronics, Inc. (www.winland.com), is an industry leader of critical condition monitoring devices. Products including EnviroAlert, WaterBug, TempAlert, Vehicle Alert and more are designed in-house to monitor critical conditions for industries including health/medical, grocery/food service, commercial/industrial, as well as agriculture and residential. Proudly made in the USA, Winland products are compatible with any hard wire or wireless alarm system and are available through distribution worldwide. Headquartered in Mankato, MN, Winland trades on the NYSE Amex Exchange under the symbol WEX.

CONTACT:           Brian Lawrence                                                     Tony Carideo

CFO & Senior Vice President                              The Carideo Group, Inc.

(507) 625-7231                                                         (612) 317-2881